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                                                                   EXHIBIT 10.34

                                  [HSN LOGO]

                         HOME SHOPPING NETWORK, INC.
                         ---------------------------
                               GERALD F. HOGAN
                     President & Chief Executive Officer


November 2, 1993


Mr. Honore A. LeBrun III
93 Forrest Place
Atlanta, GA 30328


Dear Nory:

It is my pleasure to confirm our offer to you for the position of Executive Vice President of Affiliate Sales and Marketing at Home Shopping Network, Inc. This position would be responsible for HSN's cable sales and marketing, tv affiliate sales and marketing and government relations.

Subject to the approval of the Compensation and Benefits Committee of our board of directors, we have offered you the following:

SALARY:    Year I - $175,000, Year II  $200,000

INCENTIVE COMPENSATION: Opportunity to earn an additional $150,000 over the first two years of your employment for the achievement of performance goals, $50,000 of which is guaranteed at the end of year one.

HOUSING ALLOWANCE: $1200 per month housing allowance for one year.

LONG TERM COMPENSATION: Stock Option Award to purchase 100,000 shares of HSN common stock in accordance with our Employee Stock Option Plan. The strike price will be the closing price on the day you join HSN as a full-time employee. (A copy of the plan will be sent to you today).

As we discussed, your first day of employment at HSN will be November 15, 1993.

Nory, I look forward to your acceptance.

Best regards,


/s/ Gerry Hogan
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    Gerry Hogan